UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)
July 26, 2011

____________________________

ZHONGCHAI MACHINERY, INC.
 (Exact name of registrant as specified in charter)

NEVADA
(State or other Jurisdiction of Incorporation or Organization)

000-31091	224 Tianmushan Road, Zhongrong Chengshi Huayuan 5-1-602, Hangzhou, P.R. China 310007	33-0652593
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

904-418-9133
(Registrant’s telephone number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03  Material Modifications to Rights of Security Holders.

Zhongchai Machinery, Inc., a Nevada corporation (the “Company”), has completed a reverse stock split (the “Reverse Stock Split”) as previously described in the Company’s proxy statement relating to the July 26, 2011 Special Meeting of the Company’s shareholders at which the Reverse Stock Split was approved.  The Reverse Stock Split became effective on July 27, 2011, pursuant to Articles of Amendment to the Company’s Amended Articles of Incorporation filed with the Secretary of State of Nevada to effect a 1-for-120 reverse split of the outstanding shares of the Company’s Common Stock.

As a result of the Reverse Stock Split, shareholders owning fewer than 120 shares of Company Common Stock of record immediately before the transaction had such shares cancelled and converted into the right to receive from the Company a cash payment of $0.56 for each such share owned before the reverse stock split.  Shareholders holding 120 or more shares of the Company’s Common Stock of record immediately before the transaction (including all beneficial owners of shares held in street name at the effective time of the Reverse Stock Split through an account with a broker, bank or other custodian that holds such shares in nominee name through Cede & Co.) continue to hold shares of Common Stock, reduced in number by the reverse stock split, and rounded up to the next whole share for any fractional interest resulting from the Reverse Stock Split.  The Company’s transfer agent will send a letter of transmittal to the cashed out shareholders with instructions for exchanging their Common Stock certificates for cash pursuant to the terms of the Reverse Stock Split.

Item 8.01  Other Events.

Following the Reverse Stock Split the Company will have fewer than 300 shareholders of record which will allow the Company to make the necessary filings to terminate the registration of its common stock under the Securities Exchange Act of 1934.  Accordingly, the Company is filing a Form 15 with the Securities and Exchange Commission on or about July 29, 2011 to terminate the registration of its Common Stock.

Item 9.01.  Exhibits

Exhibit 3.1	Certificate of Amendment, for reverse stock split at rate of 120 shares into one share, dated July 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Zhongchai Machinery, Inc.
(Registrant)

Date: July 27, 2011	By:	/s/ Peter Wang
Peter Wang, Chairman and President